Exhibit 10.1

EXECUTION VERSION

April 10, 2011

Project Kansas

Commitment Letter

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

Attention: Alan Levin, CFO

Ladies and Gentlemen:

You (the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, collectively with MSSF, the “Lead Arrangers”) and Bank of America, N.A. (“BANA” and, collectively with MSSF, the “Commitment Parties”; together with the Lead Arrangers, “we” or “us”) that you intend to acquire the Target and consummate the other transactions described in the introductory paragraphs of the Summary of Terms and Conditions in respect of the Senior Secured Facilities attached as Exhibit A hereto (the “Senior Term Sheet” and, collectively with the Summary of Terms and Conditions in respect of the Bridge Facility attached as Exhibit B hereto (the “Bridge Term Sheet”), the “Term Sheet”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the applicable Term Sheet.

In connection with the foregoing, you have requested that MSSF and MLPFS agree to (i) structure, arrange and syndicate a bridge loan facility to the Borrower in an aggregate principal amount of $700,000,000 (the “Bridge Facility”), (ii) arrange a senior secured term loan “A” facility in an aggregate principal amount of $1,500,000,000 (the “Term Loan A Facility”), (iii) arrange a senior secured term loan “B” facility in an aggregate principal amount of $900,000,000 (the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities”) and (iv) arrange a multicurrency revolving credit facility in an initial aggregate principal amount of $500,000,000 (the “Revolving Credit Facility”, and together with the Term Loan Facilities, the “Senior Secured Facilities” and, together with the Bridge Facility, the “Facilities” and each such facility individually, a “Facility”). You have also requested that (w) MSSF commit to provide fifty percent (50%) of each of the Facilities on the Closing Date (as hereinafter defined), (x) BANA commit to provide fifty percent (50%) of each of the Facilities on the Closing Date, (y) MSSF agree to serve as administrative agent for the Facilities (other than the Bridge Facility) and as syndication agent for the Bridge Facility and (z) BANA agree to serve as administrative agent for the Bridge Facility and syndication agent for the Facilities (other than the Bridge Facility).

The Lead Arrangers are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Facilities. Furthermore, in connection with the foregoing, (i) MSSF is pleased to advise you of its several (but not joint) commitment to provide 50% of the aggregate principal amount of the Senior Secured Facilities on the Closing Date, and, in the event that the Borrower does not issue the full amount of the Senior Notes or other Securities (as defined in the Fee Letter) at or prior to the time the Acquisition is consummated, 50% of the aggregate principal amount of the Bridge Facility on the Closing Date and (ii) BANA is pleased to advise you of its several (but not joint) commitment to provide 50% of the aggregate principal amount of the Senior Secured Facilities on the Closing Date, and,

in the event that the Borrower does not issue the full amount of the Senior Notes or other Securities at or prior to the time the Acquisition is consummated, 50% of the aggregate principal amount of the Bridge Facility on the Closing Date, in each case upon the terms and subject to the conditions set forth in this commitment letter and in the Term Sheet (together with this commitment letter, the “Commitment Letter”).

It is agreed that MSSF will act as the sole and exclusive administrative agent (the “Administrative Agent”) for the Facilities (other than the Bridge Facility) and as sole and exclusive syndication agent for the Bridge Facility, that BANA will act as the sole and exclusive administrative agent for the Bridge Facility and as sole and exclusive syndication agent for the Facilities (other than the Bridge Facility) and that the Lead Arrangers will act as joint lead arrangers and joint bookrunners for the Facilities. It is agreed that MSSF will have “left placement” and MLPFS will have “right placement” on the top line in the Confidential Information Memorandum referred to below and in all other marketing materials or advertisements related to the Facilities (or, in the case of any such materials or advertisements solely in respect of the Bridge Facility, MLPFS will have “left placement” and MSSF will have “right placement” on the top line thereof). You agree that no other agents, co-agents, co-managers, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree; provided that, in consultation with us, you may appoint prior to May 1, 2011, up to two additional joint bookrunners in respect of the Bridge Facility (the “Additional Bookrunners”) so long as each such bookrunner assumes a commitment in respect of no less than 10% of the aggregate principal amount of the Bridge Facility pursuant to a joinder or amendment to this Commitment Letter in form and substance reasonably acceptable to you and us (subject to an aggregate maximum commitment of the Additional Bookrunners in respect of the Bridge Facility not to exceed 20% thereof) (and shall have agreed to become a Lender in the general syndication of the Revolving Credit Facility and the Term Loan A Facility in an aggregate amount as shall be mutually agreed between you and us), it being understood that the commitments of MSSF and BANA in respect of the Bridge Facility shall be ratably reduced by any commitments assumed by any Additional Bookrunner, and it is agreed that such Additional Bookrunners will be listed alphabetically on the second line in the Confidential Information Memorandum referred to below and in all other marketing materials or advertisements related to the Bridge Facility.

The Lead Arrangers intend to syndicate the Facilities (including, in our discretion, all or part of each Commitment Party’s commitment hereunder) to a syndicate of financial institutions identified by the Lead Arrangers in consultation with you (together with MSSF and BANA, the “Lenders”); provided that notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, other than with respect to the commitments allocated to, and assumed by, the Additional Bookrunners under the Bridge Facility as described in the preceding paragraph, (i) the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder (including their obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Facilities until the initial funding of the Facilities, (iii) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) your consent shall be required with respect to any assignment if, prior to the first anniversary of the Closing Date, the Commitment Parties and the Additional Bookrunners would hold, in the aggregate, less than a majority of the outstanding loans under the Bridge Facility. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and until the earlier of (x) the date of completion of a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 90 days after the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist, and to use your commercially reasonable efforts to cause the Target to actively assist, the Lead Arrangers in completing the syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and, to the extent practical and appropriate, the Target’s existing lending relationships, (b) direct contact between senior management and advisors of the Borrower (and using your commercially reasonable efforts to arrange for direct contact between senior management and advisors of the Target) and the proposed Lenders at times and locations mutually agreed upon, (c) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations mutually agreed upon and (d) as set forth below, assistance in the preparation of customary materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). The Borrower shall use commercially reasonably efforts to obtain, at its expense, corporate credit or family ratings of the Borrower after giving effect to the Transaction and monitored public ratings of the Senior Secured Facilities and the Senior Notes from each of Moody’s Investor Service, Inc. and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc. for the Borrower, the Senior Secured Facilities and the Senior Notes no later than the Marketing Period Commencement Date (as defined in the Bridge Term Sheet). The Borrower shall participate actively in the process of securing such ratings, including, having senior management of the Borrower meet with such ratings agencies. The Borrower shall also cause senior management of the Borrower and other representatives to participate in any customary “roadshow” in connection with the placement of the Senior Notes during the Marketing Period (as defined in the Bridge Term Sheet). Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letters but subject to the Syndication Period Condition (as defined below), none of the completion of the syndication of the Facilities, a Successful Syndication or the receipt of any ratings shall constitute a condition precedent to the availability of the Facilities on the Closing Date.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested by the Lead Arrangers, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) customary authorization letters authorizing distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter authorizing distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. Each Confidential Information Memorandum will be accompanied by a customary disclaimer exculpating us with respect to any use thereof and of any related Information Materials by the recipients thereof.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Lead Arrangers and the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocations and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Borrower hereby authorizes the Lead Arrangers and the Commitment Parties to distribute drafts of definitive documentation with respect to the Facilities to Private-Siders and Public-Siders.

The parties hereto agree that information and materials may be distributed or sent through electronic means (including IntraLinks, SyndTrak or another electronic workspace) and that the use of such means is expressly authorized hereby.

You agree that you are responsible for the contents of any Information Materials and you acknowledge that the Lead Arrangers will be using and relying upon such information without independent verification thereof. You agree that such Information Materials may be disseminated to potential Lenders and other persons through one or more Internet sites created for purposes of syndicating the Facilities or otherwise in accordance with the Lead Arrangers’ standard syndication practices.

The Lead Arrangers will manage (in consultation with you) all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and the Lead Arrangers shall in no event be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that the Lead Arrangers are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arrangers shall have no responsibility or liability to the Borrower with respect thereto. Any review by the Lead Arrangers of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lead Arrangers and the Commitment Parties and shall not be on behalf of the Borrower.

To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers and the Commitment Parties (and use commercially reasonable efforts to cause the Target to provide) all information with respect to the Borrower and the Target and their respective subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”) as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Lead Arrangers or the Commitment Parties by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Commitment Parties or the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made; it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections from time to time until the Closing Date and, if requested by the Lead Arrangers, for a reasonable period thereafter through the Syndication Date so that the representation and warranty in the preceding sentence remains correct in all material respects. Solely as they relate to matters with respect to the Target and its subsidiaries, the foregoing representations and warranties are limited to such matters as are within your knowledge. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

As consideration for each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein, you agree to pay to the Commitment Parties and the Lead Arrangers the nonrefundable fees set forth in the Fee Letters dated the date hereof and delivered herewith (the “Fee Letters”).

Each Commitment Party’s commitment hereunder and each Lead Arranger’s agreement to perform the services described herein are subject solely to (a) there not having been (i) since January 1, 2011, except (x) as disclosed in the Target’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 or in any Company SEC Report (as defined in the Acquisition Agreement) filed subsequent to such Form 10-K but prior to the date of the Acquisition Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature, or (y) as set forth in the section of the disclosure letter dated the date of the Acquisition Agreement and delivered by the Target to the Borrower with respect to the Acquisition Agreement prior to the date of the Acquisition Agreement (the “Disclosure Letter”) that specifically corresponds to Section 3.06 of the Acquisition Agreement (or in any other section of the Disclosure Letter if the applicability of such disclosure to Section 3.06 of the Acquisition Agreement is reasonably apparent on its face), a Target Material Adverse Effect that would have given you (or your affiliates) the right to terminate the Acquisition Agreement in accordance with its terms or (ii) since April 10, 2011, a Target Material Adverse Effect that is continuing on the Closing Date; provided that for purposes hereof, “Target Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (A) is or would be reasonably expected to be, materially adverse to the business, properties, assets, results of operations or financial condition of the Target and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general other than such changes that have a disproportionate effect on the Target as compared to other participants in the medical device industry, (ii) changes, after the date hereof, in Law or GAAP (each as defined in the Acquisition Agreement) or the interpretation thereof other than such changes that have a disproportionate effect on the Target as compared to other participants in the medical device industry, (iii) general changes, after the date hereof, in the medical device industry other than such changes that have a disproportionate effect on the Target as compared to other participants in the medical device industry, (iv) conditions arising out of any outbreak or escalation of hostilities or war (whether declared or not declared), act of terrorism, political conditions, weather conditions or other natural disasters, (v) any actions taken, or failure to take action (other than actions taken or failures to act required by the terms of the Acquisition Agreement), to which the other party to the Acquisition Agreement has expressly consented or requested after the date hereof, (vi) the failure of the Target to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Target or independent third parties), in and of itself (provided, that the underlying causes of such failure (unless otherwise excepted by this clause (A)) may be considered in determining whether a Target Material Adverse Effect has occurred), (vii) any change in the Target’s stock price or trading volume, in and of itself (provided, that the underlying causes of such change (unless otherwise excepted by this clause (A)) may be considered in determining whether a Target Material Adverse Effect has occurred), (viii) the determination by, or the delay of a determination by, the United States Food and Drug Administration (the “FDA”) or any other Governmental Entity (as defined in the Acquisition Agreement), or any panel or advisory body empowered or appointed thereby, in each case, after the date of the Acquisition

Agreement, with respect to the approval or non-approval of any of the Targets’s or its Subsidiaries’ products which have not, as of the date of the Acquisition Agreement, been approved or cleared by the FDA or any other Governmental Entity, (ix) any legal proceedings made or brought by any of the current or former securityholders of the Target (on their own behalf or on behalf of the Target) arising out of or related to the Acquisition Agreement or any of the transactions contemplated hereby, or (B) would, or would be reasonably expected to, prevent or impair the ability of the Target or any of its Subsidiaries to consummate the Merger (as defined in the Acquisition Agreement) and the transactions contemplated by the Acquisition Agreement prior to October 10, 2011, (b) our satisfaction that prior to the Closing Date there shall be no competing offering, placement or arrangement of any debt securities or bank financing, in each case other than (i) during the period prior to April 20, 2011, the syndication and closing of an up to $250,000,000 senior secured revolving credit facility evidenced by a credit agreement in substantially the form presented to the Lead Arrangers on April 10, 2011, with such amendments, supplements or other modifications thereafter (whether in such credit agreement, pursuant to a separate agreement or otherwise) not materially adverse to the Lenders or the Borrower (it being understood that any increase in the aggregate commitments in excess of $250,000,000 thereunder shall be deemed to be materially adverse to the Lenders and the Borrower) (the “Proposed Target Credit Facility”) so long as prior to or concurrently with the effectiveness of the Proposed Target Credit Facility (w) if there are any amounts then outstanding under the Credit and Guaranty Agreement, dated as of July 20, 2006, among the Target, certain guarantors, certain lenders and CIT Healthcare LLC, as administrative agent (the “Existing Target Credit Agreement”), the Borrower shall use its reasonable best efforts to obtain a customary payoff letter confirming that all indebtedness under the Existing Target Credit Agreement shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial loans and to the extent outstanding letters of credit are continued under the Proposed Target Credit Facility), (x) all outstanding indebtedness and other obligations under the Existing Target Credit Agreement shall in fact have been paid in full, (y) all commitments under the Existing Target Credit Agreement shall have been terminated and cancelled and (z) all liens in connection therewith shall have been terminated and released, (ii) the Senior Notes or any other Securities or (iii) indebtedness of the Target or its subsidiaries permitted to be incurred under Section 5.01(e)(i) of the Acquisition Agreement (as in effect on the date of this Commitment Letter), by or on behalf of the Borrower, the Target or any subsidiary thereof that could materially and adversely disrupt the syndication of the Facilities, (c) the negotiation, execution and delivery on or before the Termination Date (as defined below) of definitive financing documentation with respect to the Facilities (the “Credit Documentation”) to be based upon and otherwise consistent with the applicable Term Sheet, (d) the Lead Arrangers having been afforded a period of 15 consecutive business days (provided that such period shall end before August 22, 2011 or commence after September 6, 2011) from the date of commencement of syndication to syndicate the Facilities (such commencement to occur on the date the final Information Materials are delivered by the Borrower to the Lead Arrangers) (the “Syndication Period Condition”), and (e) solely with respect to the Senior Secured Facilities, the other conditions set forth in Part IV of the Senior Term Sheet under the heading “Certain Conditions” and, solely with respect to the Bridge Facility, the other conditions set forth in Section 4 of the Bridge Term Sheet under the heading “Certain Conditions.” As used herein, “Termination Date” means the date that is six (6) months from the date of this Commitment Letter. The terms of each Commitment Party’s commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Credit Documentation) other than those that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction (or written waiver by the Commitment Parties) of such conditions, the initial funding under the Facilities shall occur). Those matters that are not covered by the provisions hereof and of the Term Sheet shall be consistent with the Term Sheet in all material respects and otherwise subject to the approval and agreement of each Commitment Party, each Lead Arranger and the Borrower.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to you and your subsidiaries, the Target and its subsidiaries, and each of their respective businesses and securities, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (i) such representations made (x) by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations and (y) by the Borrower in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Target (or its affiliates) has the right to terminate its (or their) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (collectively, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied or waived by the Commitment Parties (it being understood that, to the extent any guarantee or security interest in any collateral (including the creation or perfection of any security interest) referred to in the Senior Term Sheet is not or cannot reasonably be provided or perfected on the Closing Date (other than (x) any guarantee by a Guarantor (as defined in the Senior Term Sheet) that is organized in the United States, (y) the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in capital stock of the Borrower and the Target and their respective domestic subsidiaries (except to the extent owned by any unrestricted subsidiary) with respect to which a lien may be perfected by the delivery of a stock certificate unless, with respect to this clause (ii), reasonably satisfactory arrangements for timely post-closing delivery thereof shall have been agreed with the Administrative Agent and (z) the filing of short-form security agreements or confirmatory grants with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to intellectual property collateral) after your use of commercially reasonable efforts to do so or without undue delay, burden or expense, then the provision of any such guarantee and/or the grant or perfection of any such security interest shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements and timing to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, power and authority (as related to the entering into and performance of the Credit Documentation), due authorization and execution and delivery of the Credit Documentation, no conflicts of the Credit Documentation in any material respect with laws or charter documents, enforceability of the Credit Documentation, effectiveness, validity and perfection of first priority liens (with exceptions to be agreed upon consistent with the Existing Credit Agreement) under the security documents (subject to the limitations set forth in the preceding sentence), solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transaction (in a form substantially similar to the solvency certificate delivered by you in connection with the Existing Credit Agreement), status of the Facilities as senior debt, Federal Reserve margin regulations, the Investment Company Act and the Patriot Act. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Facilities on the Closing Date are set forth in this paragraph and, solely with respect to the Senior Secured Facilities, Part IV of the Senior Term Sheet under the heading “Initial Conditions” and, solely with respect to the Bridge Facility, those in Section 4 of the Bridge Term Sheet under the heading “Certain Conditions.” This paragraph and the provisions herein shall be referred to as the “Certain Funds Provision.”

You agree (a) to indemnify and hold harmless each Commitment Party, each Lead Arranger and their respective affiliates and their respective officers, directors, employees, advisors, affiliates, agents and controlling persons (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and whether commenced by you or by any third party, and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the willful misconduct or gross negligence of such indemnified person or any Related Indemnified Person (as defined below) of such indemnified person or (y) a material breach in bad faith by the relevant indemnified person of the express contractual obligations of such indemnified person under this Commitment Letter or the Credit Documentation pursuant to a claim made by the Borrower and (b) to reimburse the Lead Arrangers and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses, travel expenses, consultants’ fees and expenses, and reasonable fees, charges and disbursements of one primary counsel and of any special and local counsel to the Lead Arrangers in connection with the Facilities) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable (a) for any damages arising from the use by others of Information or other materials obtained through electronic telecommunications or other information transmission systems other than for direct or actual damages resulting from the gross negligence or willful misconduct of such indemnified person or any Related Indemnified Person of such indemnified person as determined in a final, non-appealable judgment by a court of competent jurisdiction or (b) for any special, indirect, consequential or punitive damages in connection with the Facilities. For purposes hereof, a “Related Indemnified Person” of an indemnified person means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facilities.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party and each Lead Arranger (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. Each Commitment Party may assign its respective commitment hereunder, in whole or in part, to any of its affiliates and upon such assignment, such Commitment Party will be released from that portion of its commitment hereunder that has been assigned. Furthermore, the Commitment Parties may assign a portion of their commitment hereunder to a Lender (reasonably acceptable to you) that has entered into an amendment or joinder with respect to this Commitment Letter committing to provide a portion of the Facilities on the terms and conditions set forth in this Commitment Letter (in which case, with your consent prior to the Closing Date (such consent to be given in your sole discretion), our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, each Commitment Party and each Lead Arranger. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided, however, that (i) the interpretation of the definition of “Target Material Adverse Effect” used in this Commitment Letter (and whether or not a “Target Material Adverse Effect” has occurred) and (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) or the Target (or its affiliates) have the right to terminate your (or their) or the Target’s (or its affiliates’) obligations under the Acquisition Agreement, in each case shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law. The Borrower consents to the exclusive jurisdiction and venue of any state or federal courts sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to the Facilities or the other transactions contemplated by this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in any such court. The Borrower, each Commitment Party and each Lead Arranger irrevocably agrees to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letters or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your affiliates, officers, directors, employees, agents, attorneys, accountants and advisors (and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking) and, on a confidential basis, those of the Target and the Target itself, in each case on a need-to-know basis (except that the Fee Letters may not be disclosed to the Target or any of its affiliates, officers, directors, employees, agents, attorneys, accountants or advisors; provided, however that you may disclose the Fee Letters redacted in a manner reasonably satisfactory to the Commitment Parties in their sole discretion to the Target and its affiliates, officers, directors, employees, agents, attorneys, accountants and advisors on a confidential and need-to-know basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof). Notwithstanding the foregoing, (i) following your acceptance hereof, you may disclose the Term Sheet in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (ii) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to the Lead Arrangers as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law to be filed, (iii) you may disclose the existence and contents of this Commitment Letter, including the Term Sheet, to any rating agency in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder and (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public filing relating to the Transactions.

You acknowledge that each Commitment Party, each Lead Arranger and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or the Lead Arrangers will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by the Commitment Parties and the Lead Arrangers of services for other companies, and will not furnish any such information to other companies. You also acknowledge that each Commitment Party and each Lead Arranger has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Lead Arranger is a full service securities firm and such Lead Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in its loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party and each Lead Arranger will (a) use Confidential Information solely for the purpose of providing the services described herein and consummating the transactions contemplated hereby, (b) treat such Confidential Information with the same degree of care as they treat their own confidential information and (c) will otherwise treat such Confidential Information as confidential and not disclose such Confidential Information except that Confidential Information may be disclosed (a) to its affiliates and its and their directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly thereof), (d) in connection with performing the services described herein and consummating the transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters, the Facilities or the enforcement of rights thereunder, (f) with the prior written consent of the Borrower or (g) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to either Commitment Party or Lead Arranger on a nonconfidential basis from a source other than the Borrower. For the purposes of this letter, “Confidential Information” means all information provided in connection with the transactions contemplated by this Commitment Letter received from the Borrower or any of its representatives relating to the Borrower, the Target or their respective subsidiaries or businesses, other than any such information that is available to either Commitment Party or Lead Arranger on a nonconfidential basis prior to disclosure by the Borrower or any of its representatives or that is independently developed by either Commitment Party or Lead Arranger without reference to any Confidential Information. Any person or entity required to maintain the confidentiality of Confidential Information as provided in this Commitment Letter shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person or entity would accord to its own confidential information. The obligations of the Commitment Parties and the Lead Arrangers under this paragraph shall remain in effect until the earlier of (i) one year from the date of termination of the commitments and agreements of the Commitment Parties and the Lead Arrangers hereunder and (ii) the date the Credit Documentation becomes effective, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Each Commitment Party and each Lead Arranger may employ the services of its affiliates in providing services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits such Commitment Party or Lead Arranger hereunder.

We may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) and at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or each Commitment Party’s commitment hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than with respect to the confidentiality of the Fee Letters and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof; provided, further that the syndication provisions set forth herein shall survive any initial funding of the Facilities.

Each Commitment Party and each Lead Arranger hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you, which information may include your name and address and other information that will allow such Commitment Party and such Lead Arranger and each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party, each Lead Arranger and each of the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to MSSF executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on April 11, 2011. Each Commitment Party’s commitment and each Lead Arranger’s agreements herein will expire at such time in the event MSFF has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate. “Expiration Date” means the earliest of (i) the Termination Date, (ii) the closing of the Acquisition without the use of the Facilities and (iii) the termination prior to closing of the Acquisition Agreement in accordance with its terms.

[Signature Page Follows]

Each Commitment Party and each Lead Arranger is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Zehra Yasemin Esmer
Name: Zehra Yasemin Esmer
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Zehra Yasemin Esmer
Name: Zehra Yasemin Esmer
Title: Director

Accepted and agreed to as of the date first written above by:

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name: David P. Holveck
Title: President and Chief Executive Officer

Commitment Letter

Exhibit A

PROJECT KANSAS

SENIOR SECURED FACILITIES

Summary of Terms and Conditions

April 10, 2011

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

Endo Pharmaceuticals Holdings Inc. (the “Borrower”) intends to acquire (the “Acquisition”) a company previously identified to us and code-named “Kansas” (the “Target”), all as previously described to the Commitment Parties and the Lead Arrangers. In connection therewith: (a) the Borrower will enter into an Agreement and Plan of Merger (in form and substance reasonably acceptable to the Lead Arrangers and Commitment Parties) by and among the Borrower, the Target and NIKA Merger Sub, Inc. (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) pursuant to which a subsidiary of the Borrower will merge with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Borrower and (b) the Borrower will obtain the Facilities described in the Commitment Letter. The Lead Arrangers and the Commitment Parties acknowledge and agree that the Acquisition Agreement delivered to them on April 10, 2011 and identified to them as the “execution copy”, together with all exhibits, schedules and disclosure letters thereto delivered to them at 1:50 a.m. (Eastern time) on April 11, 2011, is reasonably acceptable to each of them.

The Acquisition and other transactions described above are collectively referred to herein as the “Transaction”.

Set forth below is a summary of the terms and conditions for the Senior Secured Facilities.

I.	Parties

	Borrower:	Endo Pharmaceuticals Holdings Inc. (the “Borrower”).

	Guarantors:	The Borrower’s material direct and indirect domestic subsidiaries (as required by and consistent with the materiality standards set forth in the Existing Credit Agreement, the “Guarantors”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Senior Secured Facilities (as defined below) and certain interest rate swaps, currency or other hedging obligations and cash management obligations owing to any Lender or any affiliate thereof; provided that no “unrestricted subsidiary” or, consistent with the terms of the Existing Credit Agreement, any non-wholly owned domestic subsidiary that is a joint venture with an unaffiliated third party (each, a “JV Subsidiary”) shall be required to act as a Guarantor.

	Collateral:	The obligations of the Borrower and the Guarantors shall be secured by a first priority perfected security interest (subject to exceptions permitted by the Credit Documentation) in and lien on the existing and future assets and property of the Borrower and each Guarantor consistent with and subject to the terms of the Existing Credit Agreement and the Security Agreement (as defined in the Existing Credit Agreement (as defined below)).

	Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and collectively with MSSF in such capacity, the “Lead Arrangers”).

	Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

	Syndication Agent:	Bank of America, N.A. (“BANA”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and BANA, arranged by the Lead Arrangers in consultation with the Borrower (collectively, the “Lenders”).

II.	The Senior Secured Facilities

A. Revolving Credit Facility

	Type and Amount of Facility:	Revolving credit facility (the “Revolving Credit Facility”) in the U.S. Dollar equivalent amount of $500,000,000 (the loans thereunder, the “Revolving Credit Loans”) which shall be made available by all of the Lenders in euro, Japanese Yen and such other foreign currencies as may be agreed to by the Administrative Agent and the Lenders (collectively with U.S. Dollars, the “Agreed Currencies”).

Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is the five-year anniversary of the Closing Date (the “Revolving Credit Termination Date”); provided that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity of their commitments under the Revolving Credit Facility upon the request of the Borrower to all Lenders under the Revolving Credit Facility ratably and without the consent of any other Lender, subject to customary conditions precedent.

Letters of Credit:	A portion of the Revolving Credit Facility not in excess of the U.S. Dollar equivalent of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) in Agreed Currencies by MSSF (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $50,000,000 shall be available for swing line loans in U.S. Dollars (the “Swing Line Loans”) from MSSF (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.

Purpose:	The proceeds of the Revolving Credit Loans shall be used to finance the Acquisition, for general corporate purposes (including permitted acquisitions) of the Borrower and its subsidiaries and to refinance the (i) Credit Agreement, dated as of November 30, 2010, among the Borrower, certain lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”), (ii) Credit and Guaranty Agreement, dated as of July 20, 2006, among the Target, certain guarantors, certain lenders and CIT

Healthcare LLC, as administrative agent (the “Existing Target Credit Agreement”, as such agreement may be replaced on or prior to April 20, 2011 by an up to $250,000,000 senior secured revolving credit facility evidenced by a credit agreement in substantially the form presented to the Lead Arrangers on April 10, 2011, with such amendments, supplements or other modifications thereafter (whether in such credit agreement, pursuant to a separate agreement or otherwise) not materially adverse to the Lenders or the Borrower (it being understood that any increase in the aggregate commitments in excess of $250,000,000 thereunder shall be deemed to be materially adverse to the Lenders and the Borrower) (the “Proposed Target Credit Facility”) so long as prior to or concurrently with the effectiveness of the Proposed Target Credit Facility (w) if there are any amounts then outstanding under the Existing Target Credit Agreement, the Borrower shall use its reasonable best efforts to obtain a customary payoff letter confirming that all indebtedness under the Existing Target Credit Agreement shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial loans and to the extent outstanding letters of credit are continued under the Proposed Target Credit Facility), (x) all outstanding indebtedness and other obligations under the Existing Target Credit Agreement shall in fact have been paid in full, (y) all commitments under the Existing Target Credit Agreement shall have been terminated and cancelled and (z) all liens in connection therewith shall have been terminated and released, the “Target Credit Agreement”), (iii) 31/4% Convertible Senior Subordinated Notes Due 2036 (the “Target 2036 Notes”) and (iv) 4.00% Convertible Senior Subordinated Notes Due 2041 (the “Target 2041 Notes”, and together with the Target 2036 Notes, the “Existing Target Notes”); provided, that the aggregate principal amount of the loans under the Revolving Credit Facility on the Closing Date shall not exceed $250,000,000.

B. Term Loan Facilities

1. Term Loan A Facility

Type and Amount of Facility:	A term loan “A” facility (the “Term Loan A Facility”) in the amount of $1,500,000,000 (the “Term Loan A Commitment” and the loans thereunder, the “Term A Loans”

Term Loan Availability:	The Term A Loans shall be made available in a single drawing on the Closing Date (as defined below).

Amortization:	The Term A Loans will amortize according to the following percentages for the following years, in each case with payments to be made on a quarterly basis:

Year 1: 3.75%

Year 2: 7.5%

Year 3: 10%

Year 4: 10%

Year 5: 15%

Maturity:	The Term A Loans will mature on the date that is five years after the Closing Date (the “Term Loan A Maturity Date”); provided that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding loans under the Term Loan A Facility upon the request of the Borrower to all Lenders under the Term Loan A Facility ratably and without the consent of any other Lender, subject to customary conditions precedent. The remaining aggregate principal amount of the Term A Loans will be repayable on the Term Loan A Maturity Date.

Purpose:	The proceeds of the Term A Loans shall be used to finance the Acquisition and to refinance loans under the Existing Credit Agreement and the Target Credit Agreement and the Existing Target Notes.

2. Term Loan B Facility

Type and Amount of Facility:	A term loan “B” facility (the “Term Loan B Facility”; and collectively with the Revolving Credit Facility, and the Term Loan A Facility, the “Senior Secured Facilities”) in the amount of $900,000,000 (the “Term Loan B Commitment,” and the loans thereunder, the “Term B Loans”; and collectively with the Term A Loans, the “Term Loans; and collectively with the Revolving Credit Loans, the “Loans”).

Term Loan Availability:	The Term B Loans shall be made available in a single drawing on the Closing Date (as defined below).

Amortization:	The Term B Loans will amortize at 1% per year, in each case with payments to be made on a quarterly basis.

Maturity:	The Term B Loans will mature on the date that is seven years after the Closing Date (the “Term Loan B Maturity Date”); provided that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding loans under the Term Loan B Facility upon the request of the Borrower to all Lenders under the Term Loan B Facility ratably and without the consent of any other Lender, subject to customary conditions precedent. The remaining aggregate principal amount of the Term B Loans will be repayable on the Term Loan B Maturity Date.

Purpose:	The proceeds of the Term B Loans shall be used to finance the Acquisition (including the refinancing of loans under the Target Credit Agreement, the Existing Credit Agreement and the Existing Target Notes).

C. Expansion Feature

Incremental Facilities:	The Credit Documentation will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate principal amount of up to $500,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (including giving pro forma effect to a fully drawn Incremental Revolving Facility, and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), (x) the Borrower is in compliance with the financial covenants in the Credit Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and (y) the Senior Secured Leverage Ratio (to be defined in a manner to be mutually agreed) of the Borrower shall be no greater than 3.5 to 1.0, (iv) the representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Incremental Facility, (v) the maturity date and weighted average life to maturity of any such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Term Loan Facility, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that prior to the first anniversary of the Closing Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees (other than fees exclusively paid to the lead arrangers of the Term Facilities or any Incremental Facility) or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees (other than fees exclusively paid to the lead arrangers of the Term Facilities or any Incremental Facility) and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margins with respect to the existing Term Loan Facility is increased to the extent required by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50% and (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility (including the maturity date in respect thereof) and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Facility the Term Loan Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent. The proceeds of each Incremental Facility shall be used for general corporate purposes of the Borrower and its subsidiaries.

	Refinancing Facilities:	The Credit Documentation will permit the Borrower to refinance loans under the Term Loan Facilities (or any Incremental Term Facility) or commitments under the Revolving Credit Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”) or with one or more additional series of senior or junior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with the Senior Secured Facilities or junior lien secured notes that will be secured on a subordinated basis to the Senior Secured Facilities (each, a “Refinancing Notes Facility”; the Refinancing Term Facilities, the Refinancing Revolving Facilities and the Refinancing Notes Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Facility; provided that (i) customary intercreditor agreements are entered into on terms reasonably satisfactory to the Administrative Agent, (ii) any Refinancing Term Facility or Refinancing Notes Facility does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Loan Facility being refinanced, (iii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced and (iv) the other terms and conditions of such Refinancing Facility (other than pricing and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Facility than, the facility being refinanced (except for covenants or other provisions applicable only to the period after the latest final maturity date of the facility being refinanced).

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Revolving Credit Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts as set forth in the Existing Credit Agreement without premium or penalty (but subject to customary break funding payments). Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments:

Revolving Credit Loans will be required to be prepaid as set forth in the Existing Credit Agreement (with such other conforming, updating and other modifications as may be mutually agreed).

The Credit Documentation shall provide that, so long as the aggregate amount of the unrestricted cash of the Borrower and its domestic subsidiaries plus the available amount under the Revolving Credit Facility (after giving effect to such prepayment) shall be greater than or equal to $200,000,000, Term Loans may be prepaid below par on a non-pro rata basis through customary Dutch auction or similar procedures to be agreed that are offered to all Lenders holding Term Loans on a pro rata basis in accordance with procedures and subject to restrictions to be agreed. Any Term Loan so prepaid shall automatically be canceled and retired.

The Term Loans shall be prepaid by amounts equal to:

(a) 100% of the net proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries (other than the Senior Notes, other Securities (as defined in the Fee Letter) or other debt permitted under the Credit Documentation).

(b) 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete, surplus or worn-out property in the ordinary course of business and subject to certain other customary exceptions consistent with the Existing Credit Agreement (including an exception for net proceeds that are reinvested or committed to be reinvested in assets useful in the business of the Borrower and its subsidiaries within 270 days of receipt thereof (and, if committed to be reinvested, are so reinvested with 90 days of such commitment)) to be agreed upon.

The foregoing mandatory prepayments shall be applied to repay then outstanding Term Loans on a ratable basis first, to reduce the next eight scheduled principal payments in order of maturity and thereafter, ratably to the remaining amortization payments under the Term Loans on a pro rata basis. Mandatory prepayments of the Term Loans may not be reborrowed.

Notwithstanding the foregoing, each Lender under the Term Loan B Facility shall have the right to reject its pro rata share of any such mandatory prepayments, in which case the amounts so rejected shall first be offered on a ratable basis to other Lenders holding Term Loans and then, to the extent not accepted by any of such other Lenders, may be retained by the Borrower.

IV.	Certain Conditions

Initial Conditions:	The availability of the Senior Secured Facilities on the Closing Date shall be conditioned only upon satisfaction (or waiver by the Commitment Parties) of the conditions precedent set forth in this Part IV of the Senior Term Sheet under the caption “Initial Conditions” and in the Certain Funds Provision in the Commitment Letter (the date upon which all such conditions precedent shall be satisfied or waived in writing by the Commitment Parties, the “Closing Date”) on or before the Termination Date:

(a) The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Senior Secured Facilities, and no provision thereof shall have been amended or waived in a manner materially adverse to the Lenders without the prior written consent of the Commitment Parties (it being understood and agreed that (i) any cash increase to the purchase price, (ii) any decrease to the purchase price in excess of 10% of the aggregate purchase price, (iii) any decrease to the purchase price unless the Borrower shall have reduced the commitments under the Term Facilities and the Bridge Facility on a ratable basis (after giving effect to any concurrent ratable reduction with cash consideration paid) in an aggregate amount equal to such decrease in the purchase price and (iv) any change in the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders).

(b) The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees with respect to the Senior Secured Facilities required to be paid on or prior to the Closing Date in accordance with the terms of the Fee Letters, and all accrued expenses required to be paid on or prior to the Closing Date in accordance with the terms of the Commitment Letter for which invoices have been presented at least one business day before the Closing Date in accordance with the terms of the Commitment Letter.

(c) The Lenders shall have received (i) unaudited interim consolidated financial statements of the Borrower and the Target for each quarterly period ended subsequent to December 31, 2010 and more than 45 days prior to the Closing Date and (ii) quarterly financial statement projections for the 2011 fiscal year and annual financial statement projections through and including the Borrower’s 2018 fiscal year (in each case, giving effect to the Acquisition).

(d) The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to clause (i) of the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Acquisition and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable.

(e) On the Closing Date, after giving effect to the Transaction, neither the Target nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred stock other than the Facilities (and any guarantees in respect of the Senior Notes of the Borrower), all or any portion of the Existing Target Notes (to the extent not converted on or prior to the Closing Date in accordance with the terms thereof); provided that to the extent more than $100,000,000 of the Target 2041 Notes remain outstanding as of the Closing Date (any such excess outstanding amount, the “Excess 2041 Notes Amount”), the Borrower shall have reduced the commitments under the Bridge Facility by an amount equal to the Excess 2041 Notes Amount, and other indebtedness expressly contemplated by the Acquisition Agreement.

(f) The Administrative Agent shall have received a customary payoff letter confirming that all indebtedness under the Existing Credit Agreement and the Target Credit Agreement shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial Loans and to the extent outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial funding of the Senior Secured Facilities.

(g) The Lenders shall have received such legal opinions, documents, lien searches and other instruments as are customary for transactions of this type, including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (to the extent reasonably requested prior to the Closing Date), and, subject to the Certain Funds Provision, liens creating a first priority security interest in the Collateral (with exceptions to be agreed upon consistent with the Existing Credit Agreement) as of the Closing Date shall have been perfected.

(h) The Administrative Agent shall have received a written certification from an officer of the Borrower that, after giving effect to the Acquisition and any incurrence of indebtedness in connection therewith, (i) the Borrower and its subsidiaries, on a consolidated basis, are solvent, will be able to pay their debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in their business and (ii) the assets of the Borrower and its subsidiaries, on a consolidated basis, exceed their aggregate liabilities, in a form substantially similar to the solvency certificate delivered in connection with the Existing Credit Agreement.

(i) The Borrower shall have received no less than $700,000,000 in aggregate gross cash proceeds from the issuance by the Borrower of senior unsecured notes (which may, for the avoidance of doubt, include equity-linked debt securities) (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement and/or the borrowing of the Initial Bridge Loans under the Bridge Facility.

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) in the case of the extensions of credit on the Closing Date, accuracy of the Acquisition Agreement Representations and accuracy of the Specified Representations in accordance with the Certain Funds Provision in the Commitment Letter, and (b) in the case of all extensions of credit after the Closing Date, (i) the accuracy in all material respects (other than to the extent qualified by materiality or material adverse effect) of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

V.	Certain Documentation Matters

	Credit Documentation:	The Credit Documentation shall, with respect to the representations, warranties, covenants and defaults, reflect the Senior Secured Facilities, the Bridge Facility, the Senior Notes and the Acquisition, including, without limitation, changes in business, operations and capital structure, and such other conforming and updating modifications as may be mutually agreed and negotiated in good faith; provided that the representations, warranties, covenants and defaults shall be no more restrictive to the Borrower and its subsidiaries than as set forth in the Existing Credit Agreement (the “Documentation Considerations”) and the Credit Documentation shall contain the following representations, warranties, covenants and events of default:

	Representations and Warranties:	Substantially similar and limited to those set forth in the Existing Credit Agreement (including defined terms used therein) and consistent with the Documentation Considerations.

	Affirmative Covenants:	Substantially similar and limited to those set forth in the Existing Credit Agreement (including defined terms used therein) and consistent with the Documentation Considerations and shall include a covenant to use commercially reasonable efforts to maintain ratings of the Borrower and the Senior Secured Facilities (but not any particular rating) so long as the Term B Loans remain outstanding.

Financial Covenants:

Limited to a maximum leverage ratio and minimum interest coverage ratio (to be defined, along with all other related defined terms, substantially similar to the Existing Credit Agreement and consistent with the Documentation Considerations), with covenant levels to be set at a cushion of no less than 30% off of the EBITDA levels set forth in the Borrower’s model delivered by the Borrower to the Lead Arrangers on April 1, 2011.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) consistent with the terms of the Existing Credit Agreement, without giving effect to the financial condition, results and performance of certain joint venture subsidiaries.

Negative Covenants:	Substantially similar and limited to those set forth in the Existing Credit Agreement (including defined terms used therein) and consistent with the Documentation Considerations.

Unrestricted Subsidiaries:	The Credit Documentation will contain customary provisions (including, without limitation, (i) pro forma covenant compliance, (ii) as of the date of designation thereof and after giving effect to such designation, aggregate EBITDA of all unrestricted subsidiaries and JV Subsidiaries shall not exceed 8% of the aggregate EBITDA of the Borrower and its subsidiaries, and (iii) compliance with the limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries) pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, no default or event of default shall be continuing; provided that no restricted subsidiary can be designated an unrestricted subsidiary if it was previously an unrestricted subsidiary. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial metric contained in the Credit Documentation.

Events of Default:	Substantially similar and limited to those set forth in the Existing Credit Agreement (including defined terms used therein) and consistent with the Documentation Considerations.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility (with customary tranche voting to be agreed upon), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and (c) the Issuing Lender, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a commitment under the Revolving Credit Facility, and $1,000,000, in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior Secured Facilities only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions consistent with current market conditions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers and their affiliates associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) in connection with the enforcement of the Credit Documentation, in each case on the same terms as set forth in the Existing Credit Agreement.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the relevant indemnified party or any Related Indemnified Party of such indemnified party).

Defaulting Lenders:	The Credit Documentation shall contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin (solely in the case of loans denominated in U.S. Dollars); or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs; provided that, notwithstanding the rate calculated in accordance with the foregoing, at no time shall the LIBO Rate in respect of Loans under the Term Loan B Facility (before giving effect to any such adjustment as described in this definition) be less than 1.00% (including, without limitation, in respect of clause (iii) of the definition of “ABR” set forth above).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“LIBO Rate” means the rate at which eurocurrency deposits in the London interbank market for one, two, three or six months (or, if acceptable to all Lenders, nine or twelve months) (as selected by the Borrower) are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Revolving Credit Loans bearing interest based upon the Adjusted LIBO Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears. For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility and shall be payable quarterly in arrears.

A fronting fee equal to a rate per annum separately agreed upon by the Issuing Lender and the Borrower on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default on the payment of any amount of principal due, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Call Protection Prepayment Fee:	In the event that (i) all or any portion of the Loans under the Term Loan B Facility are repriced (whether through any amendment of the Term Loan B Facility or refinanced with the proceeds of other indebtedness) or (ii) a Lender is replaced as a result of the mandatory assignment of such loans in the circumstances described in the definitive documentation following the failure of such Lender to consent to an amendment of the definitive documentation that would have the effect of reducing the stated rate of interest with respect to such loans of such Lender, in each case, for any reason prior to the six month anniversary of the Closing Date, such repricings, effective refinancings, refinancings or, solely with respect to such replaced Lender, mandatory assignments, will be made at 101.0% of the amount repriced, effectively refinanced, refinanced or mandatorily assigned.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or (i) 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate and (ii) if relevant, 365 days in the case of Eurocurrency Loans denominated in Pounds Sterling) for actual days elapsed.

Annex I-A

Pricing Grid

Revolving Credit Facility and Term Loan A Facility

Pricing Level	Leverage Ratio	Commitment Fee	Applicable Margin for Eurocurrency Loans (Revolving Credit Facility)	Applicable Margin for ABR Loans (Revolving Credit Facility)	Applicable Margin for Eurocurrency Loans (Term Loan A Facility)	Applicable Margin for ABR Loans (Term Loan A Facility)
Level I	≤ 2.75x	0.375%	1.75%	0.75%	1.75%	0.75%
Level II	> 2.75x but ≤ 3.25x	0.50%	2.00%	1.00%	2.00%	1.00%
Level III	> 3.25x but ≤ 3.75x	0.50%	2.25%	1.25%	2.25%	1.25%
Level IV	> 3.75x	0.50%	2.50%	1.50%	2.50%	1.50%

Term Loan B Facility

Pricing Level	Leverage Ratio	Applicable Margin for Eurocurrency Loans (Term Loan B Facility)	Applicable Margin for ABR Loans (Term Loan B Facility)
Level I	≤3.75x	3.00%	2.00%
Level II	> 3.75x	3.25%	2.25%

If at any time the Borrower fails to deliver the quarterly or annual financial statements or certificates required under the Credit Documentation on or before the date such statements or certificates are due, Level IV (or, in the case of the Term Loan B Facility, Level II) shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Level IV (and, in the case of the Term Loan B Facility, Level II) shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s second full fiscal quarter ending after the Closing Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Exhibit B

PROJECT KANSAS

BRIDGE FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached (including any other Term Sheet attached thereto); provided that references herein to the “Fee Letter” shall be deemed to refer to the Fee Letter dated as of the date hereof among the Borrower, MSSF, MLPFS and BANA.

1. PARTIES

Borrower:	The Borrower under the Senior Secured Facilities.

Guarantors; Ranking:

Same as those under the Senior Secured Facilities.

The Initial Bridge Loans (as defined below) and the Extended Term Loans (as defined below), and the guarantees thereof, shall rank pari passu in right of payment with all senior unsecured indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Morgan Stanley Senior Funding, Inc. (“MSSF”; collectively, in such capacity, the “Bridge Lead Arrangers”).

Bridge Administrative Agent:	Bank of America, N.A. (“BANA”; and in such capacity, the “Bridge Administrative Agent”) will act as the Bridge Administrative Agent for the Lenders holding the Initial Bridge Loans (as defined below) from time to time.

Syndication Agent:	MSSF

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Bridge Lead Arrangers in consultation with the Borrower (collectively, the “Lenders”).

2. TYPE AND AMOUNT OF BRIDGE FACILITY

Initial Bridge Loans:	The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing

Date in an aggregate principal amount not to exceed $700,000,000.

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance in part the Transaction.

Maturity/Exchange:

The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy event of default (with respect to the Borrower) then exists, such Initial Bridge Loans shall automatically be extended to the eighth (8th) anniversary of the Closing Date (the “Extended Term Loans”). The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall rank pari passu for all purposes.

Interest:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below) plus 625 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of each three-month period after the Closing Date so long as the Initial Bridge Loans are outstanding. Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans at any time prior to the Initial Bridge Loan Maturity Date shall not exceed an amount that causes the weighted average per annum yield to maturity payable by the Borrower with respect to the Bridge Facility, the Senior Notes and other Securities (as defined in the Fee Letter) (calculated in accordance with the Fee Letter) to exceed the Weighted Average Bridge Cap (as defined in the Fee Letter). At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate

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otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for the Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” for each three-month period after the Closing Date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to the commencement of such period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each three-month period after the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

3. CERTAIN PAYMENT PROVISIONS

Optional Prepayment:	The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Prepayment:	The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed that are not less favorable to the Borrower than those applicable to the Senior Secured Facilities, from 100% of (i) net cash proceeds of (x) any issuance of equity (subject to customary exceptions to be mutually agreed) or equity-linked indebtedness, (y) the issuance of the Senior Notes or any other Securities and (z) after giving effect to the amount required, if any, to repay the Senior Secured Facilities, any other indebtedness for borrowed money, and (ii) to the extent in excess of amounts required to repay the Senior Secured Facilities, the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete, surplus or worn-out

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property in the ordinary course of business and subject to certain other customary exceptions consistent with the Existing Credit Agreement (including an exception for net proceeds that are reinvested or committed to be reinvested in assets useful in the business of the Borrower and its subsidiaries within 270 days of receipt thereof (and, if committed to be reinvested, are so reinvested with 90 days of such commitment)).

The Borrower will also be required to make a mandatory offer to prepay Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

4. CERTAIN CONDITIONS

Conditions Precedent:

The availability of the Bridge Facility on the Closing Date shall be conditioned only upon satisfaction (or waiver by the Commitment Parties) of the conditions precedent set forth in this Part 4 of the Bridge Term Sheet under the caption “Conditions Precedent” and in the Certain Funds Provision in the Commitment Letter on or before the Termination Date:

(a) the Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Bridge Facility, and no provision thereof shall have been amended or waived in a manner materially adverse to the Lenders without the prior written consent of the Commitment Parties (it being understood and agreed that (i) any cash increase to the purchase price, (ii) any decrease to the purchase price in excess of 10% of the aggregate purchase price, (iii) any decrease to the purchase price unless the Borrower shall have reduced the commitments under the Term Facilities and the Bridge Facility on a ratable basis (after giving effect to any concurrent ratable reduction with cash consideration paid) in an aggregate amount equal to such decrease in the purchase price and (iv) any change in the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders);

(b) the Lenders, the Bridge Administrative Agent and the Bridge Lead Arrangers shall have received all fees with respect to the Bridge Facility required to be paid on or prior to the Closing Date in accordance with the terms of the Fee Letters, and all accrued expenses required to be paid in accordance with the terms of the

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Commitment Letter for which invoices have been presented at least one business day before the Closing Date in accordance with the terms of the Commitment Letter;

(c) the Lenders shall have received (i) unaudited interim consolidated financial statements of the Borrower and the Target for each quarterly period ended subsequent to December 31, 2010 and more than 45 days prior to the Closing Date and (ii) quarterly financial statement projections for the 2011 fiscal year and annual financial statement projections through and including the Borrower’s 2018 fiscal year (in each case, giving effect to the Acquisition);

(d) the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to clause (i) of the preceding paragraph (or, to the extent no such quarterly balance sheet is then available, as at the date of the most recent annual audited consolidated balance sheet of the Borrower for the most recent fiscal year ending prior to the Closing Date) and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Acquisition and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable; provided that such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; provided, further, that the pro forma financial statements delivered pursuant to this clause (d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of the then existing conditions and the chief financial officer of the Borrower shall have provided to the Bridge Administrative Agent a written certification to that effect;

(e) on the Closing Date, after giving effect to the Transaction, neither the Target nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred stock other than the Facilities (and any guarantees in respect of the Senior Notes of the Borrower), all or any portion of the Existing Target Notes (to the extent not converted on or prior to the Closing Date in accordance with the terms thereof); provided that to the extent more than $100,000,000 of the Target 2041

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Notes remain outstanding as of the Closing Date (any such excess outstanding amount, the “Excess 2041 Notes Amount”), the Borrower shall have reduced the commitments under the Bridge Facility by an amount equal to the Excess 2041 Notes Amount, and other indebtedness expressly contemplated by the Acquisition Agreement;

(f) the Bridge Administrative Agent shall have received a customary payoff letter confirming that all indebtedness under the Existing Credit Agreement and the Target Credit Agreement shall have been fully repaid (except to the extent being so repaid with the proceeds of the Initial Bridge Loans or to the extent any outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial funding of the Bridge Facility;

(g) the Lenders shall have received such legal opinions, documents, lien searches and other instruments as are customary for transactions of this type, including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (to the extent reasonably requested prior to the Closing Date);

(h) the Bridge Administrative Agent shall have received a written certification from an officer of the Borrower that, after giving effect to the Acquisition and any incurrence of indebtedness in connection therewith, (i) the Borrower and its subsidiaries, on a consolidated basis, are solvent, will be able to pay their debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in their business and (ii) the assets of the Borrower and its subsidiaries, on a consolidated basis, exceed their aggregate liabilities, in a form substantially similar to the solvency certificate delivered in connection with the Existing Credit Agreement;

(i) the Borrower shall have received no less than $2,400,000,000 in gross proceeds from the borrowing of the Term A Loans and the Term B Loans under the Term Loan Facilities;

(j)(i) the Investment Banks (as defined in the Fee Letter) shall have received, not later than 15 business

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days prior to the Closing Date, a customary and complete offering memorandum for use in Rule 144A debt offerings (other than the “description of notes” and other information customarily provided by the Investment Banks or their counsel; provided that the Borrower shall have used commercially reasonable efforts to cause the “description of notes” and such other information to be complete), including or incorporating financial statements, pro forma financial statements (including the pro forma financial statements described in paragraph (d) above), business and other financial data of the type and form customarily included in offering memoranda for use in Rule 144A debt offerings (with the exception of a consolidating footnote to the financial statements for guarantors and non-guarantors), financial information and all other data, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering or that would otherwise be necessary for the Investment Bank to receive customary comfort including “negative assurance” comfort from the independent auditors referred to below and an indication by the auditors of each of the Borrower and Target, respectively, that such auditors are prepared to issue customary comfort letters in respect of each of the Borrower and the Target, respectively, upon completion of customary procedures in connection with the offering of the Senior Notes (including financial statements of the Borrower and the Target as are sufficient to permit a registration statement on Form S-1 filed by the Borrower and the Target (assuming that neither the Borrower nor the Target is a reporting company) to be declared effective) and drafts of customary comfort letters by auditors of the Borrower and the Target which such auditors are prepared to issue upon completion of customary procedures) and (ii) such Investment Bank shall have been afforded a period of at least 15 consecutive business days (the “Marketing Period”) upon receipt of the information described in clause (i), to seek to place the Senior Notes with qualified purchasers thereof, which period shall end before August 22, 2011 or commence after September 6, 2011 (the first day of such period, the “Marketing Period Commencement Date”); and

(l) accuracy of the Acquisition Agreement Representations and accuracy of the Specified Representations in accordance with the Certain Funds Provision in the Commitment Letter.

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5. DOCUMENTATION

Bridge Credit Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) shall contain only those conditions to borrowing, representations, warranties, voluntary and mandatory prepayments, covenants and events of default expressly set forth in this Exhibit B and provisions that are usual and customary for facilities and transactions of this type (including as to operational requirements of the Borrower and its subsidiaries in light of their industries, businesses and business practices). The definitive terms shall be negotiated in good faith and shall be consistent with this Exhibit B (including, as to representations, warranties, covenants and events of default, the provisions under “Representations and Warranties”, “Covenants” and “Events of Default” below). The Bridge Credit Documentation will include, among others, a credit agreement (the “Bridge Loan Agreement”), guarantees and other appropriate documents (collectively, the “Bridge Loan Documents”).

Representations and Warranties:	Substantially similar and limited to (but no less favorable to the Borrower than) those in the Senior Secured Credit Documentation.

Financial Covenants:	None.

Covenants:	The Bridge Credit Documentation will contain such affirmative and incurrence-based negative covenants as are usual and customary for bridge loan financings of this type (including compliance with securities demands), it being understood and agreed that the covenants of the Initial Bridge Loans (and the Extended Term Loans and the Exchange Notes) shall in no event be more restrictive to the Borrower than the corresponding covenants in the Senior Secured Facilities, other than the limitation on restricted payments, and the affirmative and negative covenants set forth in the Bridge Credit Documentation shall be negotiated in good faith based on the terms and conditions of the Borrower’s existing 7.00% senior notes due 2020 (the “Existing Senior Notes”), with modifications to reflect the Transactions (including as to the operational requirements of the Target and its subsidiaries in light of their industries, businesses and business practice); prior to the Initial Bridge Loan Maturity Date, certain covenants of the Initial Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Bridge Lead Arrangers and the Borrower.

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Events of Default:

1. Failure to pay principal, interest or any other amount when due.

2. Representations or warranties materially incorrect when given.

3. Failure to comply with covenants (with notice and cure periods as applicable).

4. Cross-acceleration or cross-payment default to debt aggregating an amount to be agreed.

5. Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

6. Bankruptcy or insolvency.

7. Actual or asserted invalidity of any guarantee or any other Bridge Loan Document.

Any notice periods, cure periods or amounts shall be consistent with those contained in the events of default in the Existing Senior Notes; provided, however, that in the case of the Initial Bridge Loans (but not the Extended Term Loans or the Exchange Notes) (i) the notice periods, cure periods or amounts may be more restrictive than the notice periods, cure periods or amounts contained in the Existing Senior Notes and (ii) the cross-acceleration event of default may be changed to a cross payment event of default, as reasonably agreed by the Bridge Lead Arrangers and the Borrower.

Voting:	Amendments and waivers of the Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term and (ii) releases of all or substantially all of the Guarantors.

Assignment and Participation:	Subject to the prior approval of the Bridge Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans and commitments in

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consultation with, but without the consent of the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless there has been a bankruptcy event of default with respect to the Borrower, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required with respect to any assignment if, subsequent thereto, the Bridge Lead Arrangers and the Additional Bookrunners would hold, in the aggregate, less than 51% of the outstanding Initial Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Substantially similar to those contained in the Senior Secured Facilities.

Expenses and Indemnification:

Regardless of whether the Closing Date occurs, the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lead Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) and (b) all out-of-pocket expenses of the Bridge Administrative Agent and the Lenders (including the fees, disbursements and other charges of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) in connection with the enforcement of the Bridge Credit Documentation.

The Bridge Administrative Agent, the Bridge Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined

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by a court by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the relevant indemnified person or any Related Indemnified Person of such indemnified person).

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and the Commitment Parties:	Sidley Austin LLP.

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Annex I to Exhibit B

Summary of Terms and Conditions

of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit B to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:

Same as the Initial Bridge Loans.

The guarantees of the Exchange Notes shall rank pari passu with all senior unsecured indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum aggregate principal amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $100,000,000.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the eighth anniversary of the Closing Date.

Interest Rate:

The Exchange Notes and the Extended Term Loans will bear interest at a rate equal to the Weighted Average Bridge Cap (as defined in the Fee Letter).

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Redemption:

The Extended Term Loans may be redeemed, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.

The Exchange Notes will be (a) non-callable for the first four years from the Closing Date (subject to a 35% equity clawback within the first three years after the Initial Bridge Loan Maturity

Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 50% of the coupon in effect on such Exchange Notes, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero one year prior to the maturity of the Exchange Notes, as applicable; provided that any Exchange Notes held by MSSF, BANA or any Additional Bookrunners or their respective affiliates (other than an Asset Management Affiliate (as defined in the Fee Letter) of a Commitment Party) shall be callable at any time at par plus accrued interest (for as long as such Exchange Notes are so held).

Mandatory Offer to Purchase:	The Issuer will be required to offer to repurchase the Exchange Notes and offer to repay the Extended Term Loans upon the occurrence of a change of control (which offer shall be at 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates (other than an Asset Management Affiliate)) of the principal amount of such Exchange Notes or the Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

Registration Rights:

The Issuer will use commercially reasonable efforts to file within 90 days after the date of the first issuance of the Exchange Notes (the “Issue Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) the earlier of 1 year from the issuance of any Exchange Note or when all Exchange Notes have been sold thereunder.

If within 270 days from the Issue Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading

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activities)), then the Issuer will pay liquidated damages of 0.25% per annum on the principal amount of Exchange Notes outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 271st day after the Issue Date (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Exchange Notes). Such liquidated damages shall increase by 0.25% per annum every 3 months after the Default Registration Date to a maximum of 1.00% per annum. The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Extended Term Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Events of Default:	Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Defeasance Provisions:	Customary for high yield debt securities.

Modification:	Customary for high yield debt securities.

Governing Law and Forum:	New York.

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